Exhibit (2)(k)(9)

INVESTMENT ADVISORY AGREEMENT

This INVESTMENT ADVISORY AGREEMENT (“Agreement”) is made as of the 23rd day of December, 2020, by and between SkyBridge Multi-Adviser Hedge Fund Portfolios Sub-Fund I Ltd., a Cayman Islands exempted company (the “Fund”), and SkyBridge Capital II, LLC, a Delaware limited liability company (the “Adviser”).

W I T N E S S E T H:

WHEREAS, the Fund is engaged in business as a wholly owned subsidiary of Series G (the “Series”) of SkyBridge Multi-Adviser Hedge Fund Portfolios LLC, a Delaware limited liability company (the “Company”), a closed-end, non-diversified, management investment company registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”); and

WHEREAS, the Adviser is registered as an investment adviser under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and is engaged in the business of providing advice relating to investments in securities;

WHEREAS, the Fund wishes to retain the services of the Adviser to render investment advisory services to the Fund in the manner and on the terms and conditions set forth below.

NOW, THEREFORE, in consideration of the premises and the mutual covenants hereinafter contained, the Fund and the Adviser agree as follows:

1. Appointment of Adviser. The Fund hereby retains the Adviser to serve as its investment adviser and, subject to the supervision and control of the Board of Directors of the Fund and the Board of Directors of the Company (the “Directors” and any one of them, a “Director”), to manage the investment program of the Fund as hereinafter set forth.

2. Duties of Adviser. Without limiting the generality of Section 1 hereof, the Adviser shall obtain and evaluate such information and advice relating to the economy, securities markets, and securities as it deems necessary or useful to discharge its duties hereunder, including: (a) to invest and reinvest the assets of the Fund in any one or more investment vehicles (each an “Investment Vehicle”) in a manner consistent with the Series’ investment objective, as set forth in the registration statement of the Series and as may be adopted from time to time by the Directors and applicable laws and regulations; (b) to withdraw capital of the Fund from Investment Vehicles; and (c) to take such further action as the Adviser shall deem necessary or appropriate for the management of the Fund. The Adviser shall furnish the Fund with such information, evaluations, analyses and opinions formulated or obtained by the Adviser in the discharge of its duties as the Fund may, from time to time, reasonably request.

Without limiting the generality of the above paragraph of this Section 2, the Adviser shall be authorized to take the following actions in performing its obligations under this Agreement: (a) open, maintain and close accounts in the name and on behalf of the Fund with brokers and dealers as it determines to be appropriate; (b) select and place orders with brokers, dealers or other financial intermediaries for the execution, clearance or settlement of any transactions on behalf of the Fund on such terms as the Adviser considers appropriate and which are consistent with the policies of the Fund; and (c) subject to any policies adopted by the Directors and provisions of applicable law, agree to such commissions, fees and other charges on behalf of the Fund as the Adviser deems reasonable in the circumstances, taking into account all such factors it considers to be relevant (including the quality of research and other services made available to it even if such services are not for the exclusive benefit of the Fund and the cost of such services does not represent the lowest cost available). The Adviser shall be under no obligation to combine or arrange orders so as to obtain reduced charges unless otherwise required under federal securities law. The Adviser may use, subject to such procedures as may be adopted by the Directors, affiliates of the Adviser as brokers to effect securities transactions for the Fund, and the Fund may pay such commissions to such brokers in such amounts as are permissible under applicable law.

3. Reports by Fund to Adviser. The Fund shall, from time to time, furnish or otherwise make available to the Adviser such financial reports, proxy statements, policies and procedures and other information relating to the business and affairs of the Fund as the Adviser may reasonably require in order to discharge its duties and obligations hereunder.

4. Expenses.

(a) The Adviser shall bear the cost of rendering the services to be performed by it under this Agreement to the same extent that the Adviser is responsible for bearing the cost of rendering the services performed by it under the investment advisory agreement between the Company and the Adviser with respect to the Series (the “Parent Fund Agreement”).

(b) The Fund shall assume and pay or cause to be paid all expenses of the Fund not expressly assumed by the Adviser under this Agreement to the same extent that the Company is responsible for assuming and paying or causing to be paid all expenses of the Company not expressly assumed by the Adviser under the Parent Fund Agreement.

5. Investment Advisory Fee. The Adviser is not entitled to any additional compensation for the services provided by it to the Fund under this Agreement. For the avoidance of doubt, the assets of the Series on which the investment advisory fee the Adviser receives under the Parent Fund Agreement is charged shall include the assets of the Series attributable to its interest in the Fund.

6. Standard of Care and Liability. The Adviser shall perform its duties under this Agreement using its best judgment and efforts. In the absence of willful misfeasance, bad faith, gross negligence, or reckless disregard of obligations or duties under this Agreement, neither the Adviser nor any of its shareholders, directors, officers, employees or agents, nor any of their affiliates, executors, heirs, assigns, successors or other legal representatives (collectively, the “Affiliates”) shall be liable to the Fund for any error of judgment, mistake of law, or any act or omission by any such person relating to the services to be provided hereunder.

7. Indemnification.

(a) To the fullest extent permitted by law, the Fund shall indemnify the Adviser, or any shareholder, director, officer, employee or agent of the Adviser and any of their Affiliates (each an “Indemnified Person”) against any and all costs, losses, claims, damages or liabilities, joint or several, including, without limitation, reasonable attorneys’ fees and disbursements, resulting in any way from the performance or non-performance of any Indemnified Person’s duties in respect of the Fund, except from any such costs, losses, claims damages or liabilities resulting from willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties under this Agreement on the part of the Indemnified Person (“Disabling Conduct”). An Indemnified Person shall be entitled to indemnification hereunder upon a determination made in the following manner: (i) a final decision on the merits by a court or other body before whom the proceeding was brought that the Indemnified Person was not liable by reason of Disabling Conduct; or (ii) a reasonable determination, based upon a review of the facts and reached by competent legal counsel selected by the Directors and set forth in writing, that the Indemnified Person is entitled to indemnification hereunder. The Fund shall advance to an Indemnified Person (to the extent the Fund has funds available and without incurring borrowing expenses for such purpose) reasonable attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of such performance or non-performance. The Adviser agrees, and each other Indemnified Person shall agree as a condition of any such advance, to reimburse the Fund for such advance if it is determined, as provided in this paragraph, that the Indemnified Person was not entitled to indemnification hereunder.

(b) Notwithstanding anything to the contrary set forth above, the provisions of this Section 7 shall not be construed so as to relieve the Indemnified Person of, or provide indemnification with respect to, any liability (including liability under the federal securities laws) to the extent that such liability may not be waived, limited or modified under applicable law or that such indemnification would be in violation of applicable law. The provisions of this Section 7, however, shall be construed to effectuate its purpose to the fullest extent permitted by law.

8. Liabilities. The parties to this Agreement agree that the obligations of the Fund under this Agreement shall not be binding upon any of the members of the Fund or any officers, employees or agents, whether past, present or future, of the Fund, individually, but are binding only upon the assets and property of the Fund.

9. Independent Contractor. Nothing contained in this Agreement shall prevent the Adviser or any affiliated person of the Adviser from acting as investment adviser or manager for any other person, firm or corporation and, except as required by applicable law (including Rule 17j-1 under the Investment Company Act), shall not in any way bind or restrict the Adviser or any such affiliated person from buying, selling or trading any securities or commodities for their own accounts or for the account of others for whom they may be acting. Nothing in this Agreement shall limit or restrict the right of any member, officer or employee of the Adviser (or its affiliates) to engage in any other business or to devote his or her time and attention in part to the management or other aspects of any other business whether of a similar or dissimilar nature.

10. Term. This Agreement shall become effective as of the 23rd day of December, 2020, and shall remain in effect for an initial two (2) year term, unless sooner terminated as hereinafter provided. Thereafter, this Agreement shall continue in effect from year to year as to the Fund if such continuation is approved annually by the Directors (including a majority of the Directors who are neither “interested persons” of a party to this Agreement nor themselves a party hereto).

11. Termination.

(a) This Agreement may be terminated without penalty as to the Fund by the Directors or by the vote of a majority of the outstanding voting securities of the Series upon sixty (60) days’ prior written notice to the Adviser, or by the Adviser upon sixty (60) days’ prior written notice to the Fund.

(b) This Agreement shall automatically terminate in the event of its assignment (as defined for purposes of Section 15 of the Investment Company Act).

12. Transfer, Assignment. This Agreement may not be transferred, assigned, sold or in any manner hypothecated or pledged without the affirmative vote or written consent of a majority of the Directors of the Series.

13. Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

14. Definitions. The terms “majority of the outstanding voting securities” and “interested persons” shall have the meanings as set forth in the Investment Company Act.

15. Captions. The captions in this Agreement are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

16. Amendments. This Agreement may be amended only by the written agreement of the parties.

17. Governing Law. This Agreement shall be construed in accordance with the laws of the State of New York.

18. Notices. Any notice under this Agreement shall be given in writing and shall be deemed to have been duly given when delivered by hand, on the date indicated as the date of receipt on a return receipt, or at time of receipt if sent to the other party at the principal office of such party by regular mail, commercial courier service, telex or telecopier.

IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement on the day and year first above written.

SKYBRIDGE MULTI-ADVISER
HEDGE FUND PORTFOLIOS SUB-FUND-FUND I LTD.

By:	/s/ Brett Messing
Name: Brett Messing
Title: Director

SKYBRIDGE CAPITAL II, LLC
By:	/s/ Brett Messing
Name: Brett Messing
Title: President and COO